Exhibit 99.2

Contacts:	Christopher Naughton
Chief Executive Officer
+61 2 8877 6196 (Australia)

David Sheon,
For Marshall Edwards, Inc.
202 518-6321
MARSHALL EDWARDS, INC. LICENSES TWO ANTI-CANCER COMPOUNDS FROM NOVOGEN LIMITED.
(Washington DC; and Sydney Australia – May 15) — Novogen Limited and Marshall Edwards, Inc. (MSHL) have concluded a Licence Agreement for MSHL to develop and commercialise the two oncology compounds NV-196 and NV-143.
NV-196 is being developed initially in oral form for pancreatic and bile duct cancer and NV-143 is targeted for the treatment of melanoma, also in oral dosage form.
MSHL holds an option licence agreement with Novogen that entitles MSHL to make the first and last offer from Novogen for oncology compounds that have entered human clinical trials.
NV-196 is in phase I human testing and qualifies as an option compound. MSHL has exercised that option on the terms now agreed. NV-143 is in pre-clinical testing and has also now been in-licensed by MSHL.
The terms of the licences consist of a single upfront payment to Novogen of US$1million, a series of payments for each compound upon reaching the milestones of US Investigational New Drug (IND) approval, entering human testing at phases II and III and receipt of a New Drug Application for marketing and a royalty on sales of five per cent. MSHL will fund the ongoing clinical programs and is responsible for the commercial development of the drugs.
MSHL is also the licensee of the Novogen developed investigational anti-cancer drug phenoxodiol that currently is in phase II trials for ovarian and prostate cancer. MSHL is concluding the protocol for phenoxodiol to enter phase III human trialling for chemotherapy resistant ovarian cancer, the development program for which the US FDA has granted MSHL fast track status.
The Chairman of MSHL, Professor Graham Kelly, said the in-licensing of NV-196 represented a significant addition to the anti-cancer portfolio of Marshall Edwards, Inc.
“The high safety profile and effectiveness that these drugs have demonstrated in pre-clinical studies, along with our positive clinical experience with the related compound phenoxodiol, auger well for a successful clinical program.” Professor Kelly said.
“The oncology world is looking for an effective series of drugs that can be targeted to specific cancers with the knowledge that they are effective and relatively safe.
“With this class of drugs we hope to be able to offer that combination of safety and effectiveness to patients,” Professor Kelly added.

Marshall Edwards, Inc. (Nasdaq : MSHL) is a US clinical development oncology company and is majority owned by Novogen, an Australian biotechnology company that is specialising in the development of therapeutics based on regulation of the sphingomyelin pathway.
Novogen Limited (ASX : NRT Nasdaq : NVGN), based in Sydney, Australia, is developing a range of therapeutics across the fields of oncology, cardiovascular disease and inflammatory diseases.
More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third arty patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.